Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference to Form F-1 of Linkers Industries Limited (the “Company”) of our report dated October 10, 2025 relating to the audit of the consolidated statement of financial position of the Company as of June 30, 2024 and 2025, and the consolidated statements of profit or loss and other comprehensive income/(loss), changes in equity, and cash flows in each of the years for the three-year period ended June 30, 2025, and the related notes included herein.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 16, 2026	Certified Public Accountants
PCAOB ID: 1171